Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Lilis Energy, Inc. of our report dated June 11, 2014 (except for Note 2, as to which the date is April 15, 2015), relating to our audit of the consolidated financial statements as of and for the year ended December 31, 2013, which appear in the Annual Report on Form 10-K of Lilis Energy, Inc. for the year ended December 31, 2014.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

Hein & Associates LLP

Denver, Colorado

February 16, 2016